Exhibit 97

U.S. GLOBAL INVESTORS, INC.

COMPENSATION CLAWBACK POLICY

(Adopted: December 1, 2023)

(Amended: June 10, 2024)

Introduction

The Board of Directors (the “Board”) of U.S. Global Investors, Inc. (the “Company”) believe that it is in the best interests of the Company and its shareholders to adopt this Compensation Clawback Policy (this “Policy”) to provide for the recoupment of certain Incentive-Based Compensation (as defined below) in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608 (together the “Clawback Listing Standards”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee (the “Committee”). The Committee will administer this Policy and shall make all determinations with respect to this Policy, consistent with applicable law and this Policy; provided, that this Policy shall be interpreted in a manner consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1 and the Listing Standards. Compliance with this Policy shall not be waived by the Committee, the Board, or the Company in any respect. Any interpretations and determinations made by the Committee shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards (each, a “Covered Executive” and collectively, “Covered Executives”).

For the avoidance of doubt, this Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange.

Incentive-Based Compensation

For purposes of this Policy, “Incentive-Based Compensation” means that such compensation is granted, earned, or vested based wholly or in part upon the attainment of a “Financial Reporting Measure”.

A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, including any measure that is derived wholly or in part from such measure.

A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).

An example of a Financial Reporting Measure is net income. If a Covered Executive bonus is based on net income and the Company restates its financial statements and net income changes, a calculation would be performed to determine if any excess Incentive-Based Compensation was paid to any Covered Executive. Compensation based on Company culture and loyalty is not considered to be based on a Financial Reporting Measure.

Recoupment; Accounting Restatement; Amount Subject to Recovery

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws (a “Big R” restatement), including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement), the Board shall reasonably promptly recover any excess Incentive-Based Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, in addition to any transition period (that results from any change in the Company’s fiscal year) within or immediately following such three completed fiscal years. (the “Recoupment Period”).

The “date on which the Company is required to prepare an accounting restatement” is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement, in each case regardless of if or when the restated financial statements are filed.

U.S. GAAP permits certain retrospective changes to previously issued financial statements that do not represent error corrections and, therefore, would not trigger a recovery analysis. Examples include:

●	Change in accounting principle
●	Change in reportable segment information due to a change in the structure of an issuer’s internal organization
●	Reclassification due to a discontinued operation
●	Change in reporting entity
●	Adjustment to provisional amounts in connection with a prior business combination
●	Stock splits, reverse stock splits, stock dividends, or other changes in capital structure

Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

The amount to be recovered will be the excess (if any) of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board and shall be computed without regard to any taxes paid by the Covered Executive with respect to such excess Incentive-Based Compensation.

Without limiting the forgoing, for Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the accounting restatement, (a) the amount shall be based on the Company’s reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such estimate to Nasdaq.

Method of Recoupment

The Committee will determine, in its sole discretion, the method for recoupment of excess Incentive-Based Compensation hereunder which may include, without limitation:

●	cancelling outstanding vested or unvested awards or any portion thereof;
●	seeking reimbursement of all or part of any cash or equity-based award;
●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
●

cancelling or offsetting against any planned future cash or equity-based awards; and/or taking any other remedial and recovery action permitted by law, as shall be determined by the Committee in its sole discretion in accordance with the applicable Clawback Listing Standards.

Impracticability

The Company shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impractical as determined by the Committee in accordance with the applicable Clawback Listing Standards.

No Indemnification

The Company shall not indemnify any Covered Executive against the loss of any excess Incentive-Based Compensation.

Effective Date

This Policy shall be effective as of the date first set forth above (the “Effective Date”) and shall apply to all Incentive-Based Compensation that is received by Covered Executives on or after October 2, 2023.

Amendment; Termination

The Board may amend or terminate this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any compensation plan or policy, employment agreement, equity award agreement, stock options award agreement, long term cash incentive award agreement, performance-accelerated restricted shares award agreement, stock appreciation rights award agreement, or other similar agreement or instrument and any other legal remedies available to the Company.

Public Disclosures

The Company shall make all required disclosures and filings with respect to this Policy in accordance with the requirements applicable to the Company, including any disclosures required in connection with SEC filings.